Exhibit 10.25
August 15, 2003
Christian Lepiane
12868 Harwick Lane
San Diego, CA 92130
Dear Chris:
We are pleased to offer you the position of Vice President, Worldwide Sales an officer of the company (16b), reporting to Scott Grout, President and CEO of RadiSys. Your position will be based at our Hillsboro, Oregon Campus.
Your base salary will be $7884, 61 per pay period (equal to $205,000 annually), payable bi-weekly. Your annual incentive compensation plan target will be $115,000 for a targeted “Tcomp” (Total Compensation) of $320,000 annualized. The actual value paid for all incentive compensation plans depends on the achievement of certain corporate, business unit and individual goals and can be lower or higher depending on company and individual performance. You will be eligible to participate in the Corporate-wide semiannual incentive plan on a prorated basis for the period beginning July 1, 2003. You must be an active employee at the end of the 2nd pay period after end of the fiscal half year to be eligible for an incentive compensation plan payout. As we discussed, our incentive compensation plan for executives is a combination of the following:
•	Corporate-wide incentive compensation program, which is a combination of company-wide profit sharing and company and organization specific milestones.

August 15, 2003

•	Executive-specific plan, which we develop at the beginning of the calendar year or within a short time from hire and which is judged by the CEO and Compensation Committee of our board at year end.
You will also be granted 75,000 stock options under our Stock Option Plan. In addition, you will be eligible for additional annual refresher options after a period of one year. In general, our practice is to grant annual refresher options that are approximately equal to one third of the new-hire grant amount. However, option grants in any given year and circumstance can differ based on individual performance, availability of options shares in the grant pool, and overall compensation. The term of the options is seven years, with shares vesting one-third on the first anniversary and in equal monthly increments thereafter until fully vested on the third anniversary. These options will be contingent upon approval of our Board of Directors or its Compensation Committee. Once approved, the exercise price will be the last-trade price on the date of grant. As much of the options as permitted by law will be granted as ISO options, with the remainder issued as nonqualified options.
You will be eligible for our executive relocation package which includes a relocation bonus of $30,000 net of taxes (paid in lieu of broker fees, taxes and other expenses associated with sale of home), 5 day house hunting trip for two persons, 30 days temporary housing, and reasonable moving expenses for household goods. The move of household goods and storage expenses along with the lump-sum relocation bonus must be repaid in full on a pro-rated basis if you voluntarily terminate employment within 24 months of your date of hire. You may want to consult your own tax advisor for more extensive information regarding tax consequences of a move.

August 15, 2003

•	Executive-specific plan, which we develop at the beginning of the calendar year or within a short time from hire and which is judged by the CEO and Compensation Committee of our board at year end.
You will also be granted 75,000 stock options under our Stock Option Plan. In addition, you will be eligible for additional annual refresher options after a period of one year. In general, our practice is to grant annual refresher options that are approximately equal to one third of the new-hire grant amount. However, option grants in any given year and circumstance can differ based on individual performance, availability of options shares in the grant pool, and overall compensation. The term of the options is seven years, with shares vesting one-third on the first anniversary and in equal monthly increments thereafter until fully vested on the third anniversary. These options will be contingent upon approval of our Board of Directors or its Compensation Committee. Once approved, the exercise price will be the last-trade price on the date of grant. As much of the options as permitted by law will be granted as ISO options, with the remainder issued as nonqualified options.
You will be eligible for our executive relocation package which includes a relocation bonus of $30,000 net of taxes (paid in lieu of broker fees, taxes and other expenses associated with sale of home), 5 day house hunting trip for two persons, 30 days temporary housing, and reasonable moving expenses for household goods. The move of household goods and storage expenses along with the lump-sum relocation bonus must be repaid in full on a pro-rated basis if you voluntarily terminate employment within 24 months of your date of hire. You may want to consult your own tax advisor for more extensive information regarding tax consequences of a move.

August 15, 2003

In addition, the company offers an Employee Stock Purchase Program (ESPP) which allows you to purchase stock in the company at a discount. As an executive, you will be subject to our stock ownership policy, a copy of which is also enclosed.
Our benefits plan includes a choice of medical insurance through Aetna; dental plans through ODS, and vision insurance through Vision Service Plan (VSP). RadiSys pays most of the cost of your insurance program and offers dependent coverage under the medical, dental, and vision insurance at a minimal cost to you. You will also be eligible to participate in additional executive benefit programs including Executive Physical, Financial and Tax Planning, and an Executive Deferred Compensation Plan.
Term life insurance of twice your annual base salary (to a maximum coverage amount of $600,000) and long-term disability insurance are also included in your benefit package. The company offers a contributory 401K plan with a company match of $0.50 on the first 6% of pay that you contribute. You must be employed by the company at the end of the calendar year to be eligible for that year’s company match. The company match vests over three years. Official summary plan descriptions for benefit programs are found in the formal plan documents that can be made available upon request.
In the case of an involuntary separation other than for cause, you will be provided with a contingency severance package of six months of base salary compensation and the Company will cover the cost of COBRA for a six month period after separation. This severance will be contingent upon your signing a release agreement.
RadiSys Corporation is an at-will employer. Either the employee or the Company can terminate the employment relationship at any time with or without cause, reason, or notice,

August 15, 2003

We are very excited to have you as part of the RadiSys family. Please read and sign the enclosed Employee Restrictive Covenant Agreement and this offer letter and return both to me by August 19, 2003. By signing, you acknowledge that you accept the terms set forth in this letter. The terms of this offer will remain valid until August 19, 2003 and are subject to a final Board approval. This offer of employment is contingent upon signing the enclosed Employee Restrictive Covenant Agreement as well as the release forms for and satisfactorily passing a background check and pre-employment drug test. We expect to begin work on Monday, September 15, 2003.
Chris, I am personally delighted at the prospect of working with you. The entire executive team is excited and pleased to have you join us. Please do not hesitate to call me if I can answer any questions.
Sincerely,
Scott Grout
President and Chief Executive Officer
Offer of Employment Accepted by Christian Lepiane:

/s/ Christian Lepiane Signature	8/17/03 Date